Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Second Amendment”) is entered into by and between Inter-American Management LLC, a Delaware limited liability company (the “Company”), and Alfonzo Leon (“Employee”), effective as of August 3, 2026 (the “Amendment Effective Date”).

Background

A.           The Company and Employee are parties to that certain Employment Agreement effective as of July 9, 2020, as amended by that certain First Amendment to Employment Agreement dated January 27, 2021 (as amended, the “Agreement”). Capitalized terms used but not defined in this Second Amendment have the meanings given to them in the Agreement.

B.            The Company and Employee wish to provide for a transition period during which Employee will serve in a modified role, on the terms set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.            Transition Role. Effective as of August 3, 2026 and continuing until the earlier of (i) the date Employee begins employment with any company or other employer outside of the Company Group and (ii) December 31, 2026 (the “Transition Period”), Employee shall remain employed by the Company and shall serve with the title of Strategic Advisor rather than as Chief Investment Officer. Employee's title during the Transition Period shall be as described in this Section 1 in lieu of the title set forth in Section 1 and Section 2 of the Agreement, and the parties agree that the modification of Employee's role as set forth in this Second Amendment shall not constitute “Good Reason” under Section 7(c) of the Agreement or otherwise give rise to any claim by Employee against the Company or any other member of the Company Group.

2.            Remote Work Arrangement. During the Transition Period, Employee's role shall be performed remotely beginning on August 18, 2026, and Employee shall not report to or otherwise access any Company office or other Company worksite unless specifically invited or authorized in advance by the Company.

3.            Compensation and Benefits. During the Transition Period, Employee shall continue to receive Employee's Base Salary at the rate in effect immediately prior to the Amendment Effective Date, payable in accordance with Section 3(a) of the Agreement, and shall remain eligible to participate in the Company's benefit plans and programs on the same basis as similarly situated employees, in accordance with Section 6 of the Agreement.

4.            End of Transition Period; Termination Date; Termination Benefits. Upon expiration of the Transition Period, Employee's employment with the Company shall terminate, and the date on which Employee is no longer employed by the Company shall be Employee's termination date for all purposes under the Agreement and this Second Amendment. Such termination upon expiration of the Transition Period, or any termination during the Transition Period other than if Employee is terminated for Cause, shall be treated as a termination by the Company without Cause under Section 7(b) of the Agreement, and not as a resignation by Employee, entitling Employee to the Termination Benefits described in Section 7(f) of the Agreement, subject to Employee's timely execution and non-revocation of the Release described therein and Employee's continued compliance with Sections 9, 10 and 11 of the Agreement, except as expressly provided in Section 5 of this Second Amendment. For the avoidance of doubt, during the Transition Period, the Company may not terminate the Employee Without Cause unless Company pays Employee all compensation and other amounts to which Employee would have been entitled during the Transition Period, payable as a lump sum within thirty (30) days following termination. Company retains the right to terminate Employee's employment for Cause in accordance with the Agreement, and any such termination shall be treated as a termination for Cause under the Agreement and shall not entitle Employee to the Termination Benefits. Employee shall receive the Termination Benefits at the time and in the manner provided in Section 7(f) of the Agreement.

5.            Non-Compete Waiver. If Employee begins employment with any company or other employer outside of the Company Group during the Transition Period, or any time following termination during the Prohibited Period Employee shall promptly provide written notice to the Company. Upon the Company's receipt of such notice, the Company shall waive the non-competition provisions of the Agreement with respect to such employment and any additional employment thereafter.

6.            No Other Changes. Except as expressly set forth in this Second Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect. In the event of any conflict between the terms of this Second Amendment and the Agreement, the terms of this Second Amendment shall control.

7.            Counterparts. This Second Amendment may be executed in any number of counterparts, including by electronic signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the Amendment Effective Date.

EMPLOYEE

/s/ Alfonzo Leon
Alfonzo Leon

CHIRON REAL ESTATE INC.

By:	/s/ Mark Decker, Jr.
Name:	Mark Decker, Jr.
Title:	Chief Executive Officer and President

INTER-AMERICAN MANAGEMENT LLC

By:	/s/ Mark Decker, Jr.
Name:	Mark Decker, Jr.
Title:	Authorized Signatory